Exhibit 10.3

EXCLUSIVE License Agreement

This Exclusive License Agreement (this “Agreement”) is entered into as of [________], 2021 (the “Effective Date”) by and between Second Sight Medical Products Inc., a California corporation (“Licensor”), and [Subsidiary], a Delaware corporation (“Company”).  Each of Licensor and Company shall hereafter be deemed a “Party,” and, together, the “Parties.”

RECITALS

WHEREAS, Licensor and Pixium Vision have entered into that certain Memorandum of Understanding (the “MOU”) pursuant to which, among other matters, Pixium Vision agreed to contribute certain assets to Licensor in exchange for shares of common stock of Licensor (the “Business Combination”);

WHEREAS, the MOU also contemplates that, in consideration for effecting the Business Combination, Licensor shall assign, transfer, and convey certain assets relating to its cortical neural interface business (the “SpinCo Business”) to Company (the “Spin-Out”);

WHEREAS, in connection with the Spin-Out, Licensor desires to grant to Company, and Company desires to obtain from Licensor, an exclusive, worldwide license under the Licensed Technology in the Field, as more fully described herein.

NOW THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the Parties agree as follows:

1.	DEFINITIONS

The following capitalized terms shall have the meanings indicated for purposes of this Agreement.

1.1“Affiliate” shall mean, as to any person or entity, any other person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.  For purposes of the preceding definition, “control” shall mean beneficial ownership of more than fifty percent (50%) of the outstanding shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority; provided, however, that, the Parties agree and acknowledge that, for the purpose of clarity, (a) Licensor shall not constitute (or be deemed to constitute) an “Affiliate” of Company, (b) Company shall not constitute (or be deemed to constitute) an “Affiliate” of Licensor, for purposes of this Agreement, and (c) Williams International Co., LLC shall not constitute (or be deemed to constitute) an “Affiliate” of Licensor or the Company.

1.2“Agreement IP” has the meaning set forth in Section 4.1(b).

1.3“Business Day” shall mean any day other than Saturday, Sunday or any other day on which commercial banks in the State of California are authorized or required by law to remain closed.

1.

Exhibit 10.3

1.4“Confidential Information” shall mean any confidential and/or proprietary information (including, without limitation, technical, business, financial and market information, patent disclosures, patent applications, structures, models, techniques, formulae, processes, compositions, compounds, antigens, antibodies, hybridomas, apparatus, designs, sketches, photographs, plans, drawings, specifications, samples, reports, customer lists, price lists, studies, findings, inventions and ideas) disclosed by or on behalf of a Party or its respective Affiliates, or obtained through observation or examination of the other Party’s information, developments and/or inventions, under this Agreement, but only to the extent that such information is maintained as confidential by the disclosing Party or its Affiliate providing the same, whether in oral, written, graphic or electronic form.

1.5“Change of Control” shall mean, with respect to a Party, through a transaction or a series of transactions:

(a)that a majority of the outstanding voting securities of such Party become beneficially owned directly or indirectly by any Third Party (or group of Third Parties acting in concert) that did not own a majority of the voting securities of such Party as of the Effective Date;

(b)possession of the power to direct or cause the direction of the management and policies of such Party, whether through ownership of the outstanding voting securities, by contract or otherwise, becomes vested in one or more individuals or entities that did not possess such power as of the Effective Date;

(c)that such Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the securities outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the individuals or entities holding at least fifty percent (50%) of the outstanding securities of such entity preceding such consolidation or merger; or

(d)that such Party conveys or transfers all or substantially all of its assets or the assets to which the subject matter of this Agreement relates to any Third-Party.

1.6“Control” shall mean, with respect to any Know-How, Patent Right or other intellectual property right, possession of the ability (whether by ownership or license) of a Party to grant a license to such Know-How, Patent Right or other intellectual property right without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such license.

1.7“DEI Agreement” shall mean that certain Cost Reimbursement Consortium Research Agreement, effective June 1, 2006, by and between Doheny Eye Institute and Parent, as amended by Agreement Modification Number 01, dated October 25, 2007, Agreement Modification Number 02, dated July 9, 2009, Agreement Modification Number 03, dated September 30, 2009, Agreement Modification Number 04, dated October 26, 2011, Agreement Modification Number 05, dated May 3, 2012, and Agreement Modification Number 06, dated November 16, 2012.

1.8“Disclosing Party” has the meaning set forth in Section 5.1.

2.

Exhibit 10.3

1.9“Excluded Activities” shall mean using the Licensed Technology to design, seek regulatory approval for, sell, or otherwise commercialize any product whose primary purpose is diagnosing, preventing, treating, and/or curing blindness due to retinal degenerative disease.

1.10“Field” shall mean diagnosing, preventing, treating, and/or curing diseases and conditions in humans and animals by means of an implant that interfaces with the brain, including related devices, software, and related components.

1.11“Know-How” shall mean all know-how, trade secrets, results, data (including, without limitation, pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures), processes, techniques, procedures, compositions, devices, practices, methods, specifications, formulations, formulas, protocols and information, whether or not patentable.

1.12“Licensed Know-How” shall mean the Know-How Controlled by Licensor as of the Effective Date and necessary or useful for the development, manufacture, and/or commercialization of any Product in the Field. “Licensed Know-How” excludes all Know-How owned or controlled by Pixium Vision immediately prior to the closing of the Business Combination.

1.13“Licensed Patents” shall mean the Patent Rights Controlled by Licensor as of the Effective Date and listed on Exhibit A hereto.

1.14“Licensed Technology” shall mean the Licensed Patents and Licensed Know-How.

1.15“Patent Rights” shall mean any patents and patent applications in any country or jurisdiction, including any provisionals, substitutions, divisionals, reissues, renewals, continuations, continuations-in-part, substitute applications and inventors’ certificates arising from, or based upon, any of the foregoing patents or patent applications, and any patents issuing from any of the foregoing patent applications.

1.16“Product” shall mean any product (including, without limitation, the Orion Visual Cortical Prosthesis System, and any updated and/or improved versions thereof).

1.17“Receiving Party” has the meaning set forth in Section 5.1.

1.18“Right of First Refusal” has the meaning set forth in Section 3.1.

1.19“ROFR Notice” has the meaning set forth in Section 3.1.

1.20“ROFR Offer” has the meaning set forth in Section 3.1.

1.21“Term” has the meaning set forth in Section 7.1.

1.22“Third Party” shall mean any entity other than Licensor or Company or an Affiliate of Licensor or Company.

3.

Exhibit 10.3

1.23“Valid Claim” shall mean a claim of an issued patent or pending patent application included within the Licensed Patents, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.	LICENSE

2.1License Grant.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company an exclusive (even as to Licensor, subject to any Definitive Agreement, if applicable), worldwide, fully paid-up, royalty-free license, with the right to sublicense through multiple tiers of sublicense, under the Licensed Technology, to research, develop, make, have made, use, sell, offer for sale, have sold and import any Product in the Field.  For the avoidance of doubt, subject to the terms and conditions of this Agreement, Company shall be free to use, disclose, reproduce, license, and otherwise distribute and exploit the Licensed Technology with respect to any Product in the Field as it sees fit, without any obligation or duty to account to Licensor.

2.2Covenant Not to Sue.  During the Term, Licensor hereby covenants not to sue Company and its Affiliates and their respective predecessors, successors, parents, subsidiaries, agents, administrators, attorneys, permitted assigns, sublicensees, directors, officers, employees, representatives, manufacturers, importers, suppliers, distributors, customers and insurers for infringement of any United States or foreign patents owned, licensed or otherwise Controlled by Licensor and purporting to cover any Product in the Field.  During the Term, Company hereby covenants not to sue Licensor and its Affiliates and their respective predecessors, successors, parents, subsidiaries, agents, administrators, attorneys, permitted assigns, sublicensees, directors, officers, employees, representatives, manufacturers, importers, suppliers, distributors, customers and insurers for infringement of any United States or foreign patents owned, licensed or otherwise Controlled by Company and purporting to cover any product developed or commercialized by Licensor for the primary purpose of such product being diagnosing, preventing, treating, and/or curing blindness due to retinal degenerative disease.

2.3Sublicensing.  Each sublicense of the license granted in Section 2.1 must be pursuant to a written agreement that is consistent with the terms and conditions of this Agreement and is explicitly made subject and subordinate to this Agreement.  Company shall provide Licensor with a copy of each sublicense agreement within thirty (30) days after the grant of such sublicense, which copy may be redacted by Company, provided that such redacted copy shall enable Licensor to verify that such sublicense complies with this Agreement.  Company shall remain responsible for each sublicensee’s compliance with this Agreement.  Licensor acknowledges and agrees that the existence of any such sublicense and the content of each sublicense is Company’s Confidential Information.

2.4Payments to Third Parties. To the extent that Company’s use of any Licensed Technology in connection with development or commercialization of a Product in the Field triggers any payment obligations, existing as of the Effective Date, from Licensor to a Third Party, then the Parties shall, following the Effective Date and prior to commercialization of such Product,

4.

Exhibit 10.3

enter into good faith negotiations to determine a fair and reasonable allocation of such payment obligations between the Parties.

3.	RIGHT OF FIRST REFUSAL; DILIGENCE

3.1Right of First Refusal. Subject to all other terms and conditions of this Agreement (including, without limitation, Sections 3.2 and 3.3), Company hereby grants to Licensor an exclusive right of first refusal (a “Right of First Refusal”), to market, promote, sell, offer for sale and/or distribute any Product in the Field, anywhere in the world.  Company shall provide Licensor with written notice (the “ROFR Notice”) of each bona fide Third Party offer to acquire the right (whether by license, acquisition or otherwise, but not including, for the avoidance, any transactions constituting a possible Change of Control) to commercialize one or more Products in the Field in a particular jurisdiction (each such offer, a “ROFR Offer”), and which notice shall describe the material commercial terms of such offer, on a no-names basis, in reasonable detail.  Within thirty (30) calendar days of delivery of a ROFR Notice, Licensor shall advise Company in writing whether it desires to proceed with the ROFR Offer on substantially similar commercial terms.  Licensor’s failure to deliver the foregoing written response in a timely manner, or Licensor’s delivery of a written response rejecting the ROFR Offer, shall be deemed a rejection of the ROFR Offer, and Company shall be entitled to negotiate and to enter into an agreement with the relevant Third Party with respect to such ROFR Offer (for clarity, with respect to the same Product(s) and jurisdiction(s) and on commercial terms no more favorable, taken as a whole, in any material respect, to such Third Party than those set forth in the relevant ROFR Offer), without any further obligations to Licensor.  In the event that Licensor confirms, in a timely manner, that it desires to proceed with the ROFR Offer on substantially similar commercial terms, then the Parties shall enter into good faith negotiations to enter into a binding agreement (each such agreement, a “Definitive Agreement”) as promptly as reasonably possible.  If the Parties have not entered into a Definitive Agreement with respect to a ROFR Offer within forty-five (45) calendar days of Licensor’s exercise of its rights hereunder, then Company shall be entitled to negotiate and to enter into an agreement with the relevant Third Party with respect to such ROFR Offer (for clarity, with respect to the same Product(s) and jurisdiction(s) and on commercial terms no more favorable to such Third Party, taken as a whole, in any material respect, than those set forth in the relevant ROFR Offer), without any further obligations to Licensor.

3.2Reservation of Rights.  Licensor acknowledges and agrees that (a) unless otherwise agreed to by the Parties in a Definitive Agreement, if applicable, the Right of First Refusal set forth in Section 3.1 does not restrict Company or any of its Affiliates, in any way, from marketing, promoting, selling, offering to sell, and/or distributing any of the Products in the Field itself or through its Affiliates, and (b) each Right of First Refusal is triggered solely in the event that Company desires to grant, or otherwise transfer or assign to (other than through a Change of Control), a Third Party the right to market, promote, sell, offer to sell, and/or distribute any Product in the Field.

3.3Termination of Right of First Refusal.  Notwithstanding any other provision to the contrary, the Right of First Refusal shall automatically terminate, without any further action by either Party, when and in the event that Licensor owns less than five percent (5%) of Company on a fully diluted basis.  For the avoidance of doubt, the termination of the Right of First Refusal in accordance with the foregoing shall be final and irreversible, and shall not be reinstated even in

5.

Exhibit 10.3

the event that Licensor subsequently acquires an ownership interest in Company that exceeds five percent (5%).

3.4Diligence.  Company shall use commercially reasonable efforts to develop and commercialize at least one (1) Product in the Field.

4.	INTELLECTUAL PROPERTY

4.1Ownership.

(a)Licensed Technology.  As between the Parties, Licensor is, and shall remain, the sole and exclusive owner of the Licensed Technology.

(b)Agreement IP.  As between the Parties, Company shall be the sole and exclusive owner of any and all Know-How, copyrights, works of authorship, developments, technology, innovations, and inventions, whether patentable or not, and whether incorporating or based on the Licensed Technology or not, that arise from or relate to use of the Licensed Technology by or on behalf of Company under this Agreement (collectively, the “Agreement IP”), including all intellectual property rights therein.

4.2Patent Prosecution and Maintenance—Licensed Patents.

(a)Licensor shall have the first right, but not the obligation, to file, prosecute and maintain all patent applications and patents included in the Licensed Patents; provided, however, that Licensor shall instruct patent counsel to keep Company reasonably informed regarding the progress of all patents and patent applications included in the Licensed Patents.  Without limiting the foregoing, Licensor shall promptly provide Company with copies of all material written correspondence regarding, and proposed filings relating to, the Licensed Patents.  Licensor shall provide Company with a reasonable opportunity to review and discuss with Licensor prosecution strategy (including, without limitation, Company shall have the right to request that Licensor file new patent applications in the Field in the United States or in other jurisdictions worldwide) and the content of any such filings (including, without limitation, the type and scope of useful claims and the nature of supporting disclosures and material correspondence with the applicable patent office), and Licensor shall use commercially reasonable efforts to incorporate all of Company’s comments in good faith in connection with prosecution strategy and prior to submitting such filing, as applicable.  Licensor shall be responsible for all costs, fees and expenses incurred from and after the Effective Date in connection with the filing and prosecution of such patent applications and the maintenance of such patents, except that Company shall be responsible for costs, fees, and expenses incurred as a direct result of Licensor complying with Company’s request to take actions that Licensor would not, in good faith, have otherwise taken with respect to such patent applications.  Licensor shall seek the allowance of claims in the Field in all Licensed Patents in good faith consistent with the strategies and advice employed by patent prosecution attorneys knowledgeable in the Field.

(b)In the event that Licensor determines in good faith that it will not take certain actions with respect to the filing, prosecution, and/or maintenance of the Licensed Patents that would reduce or affect the scope thereof in the Field, including which could result in the abandonment of any such Licensed Patent, Licensor shall notify Company in writing in a timely

6.

Exhibit 10.3

manner of, and consult with Company with respect to, such determination.  In the event Licensor still declines to pursue, or does not, within sixty (60) days following written request from Company (and, in any event, no later than ten (10) days prior to the deadline to take such action), take reasonably requested action with respect to, the filing, prosecution or maintenance of any such patent applications or patents included in the Licensed Patents, Company may, at its own expense, prosecute or maintain such patent application or patent.  Licensor shall promptly take all reasonable action requested by Company to transfer, convey, and assign such Licensed Patent to Company as expeditiously as possible, and, in the meantime, shall reasonably cooperate and support Company’s efforts to prosecute or maintain such patent application or patent.  Upon the consummation of the assignment described in the foregoing sentence, such patent application or patent shall be owned solely and exclusively by Company and shall cease to be included in the Licensed Patents under this Agreement.

4.3Patent Enforcement—Licensed Patents.  Each Party shall promptly notify the other in writing of any alleged or threatened infringement of any patent included in the Licensed Patents of which such Party becomes aware.

(a)Competitive Infringement.  With respect to any alleged or threatened infringement of any patent included in the Licensed Patents in the Field (“Competitive Infringement”), Company shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to such Competitive Infringement at its own expense and by counsel of its own choice, and Licensor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Company fails to bring an action or proceeding with respect to a Competitive Infringement within (A) sixty (60) days following the notice of alleged infringement or (B) ten (10) days before the time limit, if any, set forth in the applicable laws and regulations for the filing of such actions, whichever comes first, Licensor shall have the right to bring and control any action or proceeding with respect to such Competitive Infringement at its own expense and by counsel of its own choice, and Company shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b)Infringement Outside the Field.  In the event of any alleged or threatened infringement by a Third Party of a Licensed Patent outside the Field, Licensor shall have the sole right to bring and control any action or proceeding with respect to such infringement at its own expense and by counsel of its own choice; provided, however, that (A) Licensor shall keep Company reasonably informed regarding the status of progress of such infringement, and (B) Licensor shall not dispose of such claim, including, without limitation, by way of settlement, in any manner that could reasonably be expected to reduce or affect the scope of the Licensed Patent(s) and/or Company’s rights in the Field.

(c)Cooperation.  In the event a Party brings an infringement action in accordance with this Section 4.3, the other Party shall cooperate fully at the controlling Party’s reasonable expense, including if required to bring such action, joining such action.  Neither Party shall have the right to settle any infringement litigation under this Section 4.3 in a manner that admits liability on the part of, or diminishes the rights or interests of, the other Party without the consent of such other Party (which shall not be unreasonably withheld, conditioned, or delayed).  Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any expenses incurred by the

7.

Exhibit 10.3

controlling Party in connection with such action, shall be allocated eighty percent (80%) to the Party that brought and controlled such litigation, and twenty percent (20%) to the non-controlling Party.

4.4Patent Prosecution, Maintenance and Enforcement—Agreement IP.  As between the Parties, Company shall have the sole and exclusive right, at its expense and in its sole discretion, to file, prosecute and maintain all patent applications and patents relating to, and to bring and control any action or proceeding with respect to alleged or threatened infringement of, the Agreement IP.

4.5Third Party Infringement Claims.  Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.  Each Party shall have the sole right to control defense of any such claim involving alleged infringement of Third Party rights by such Party’s activities at its own expense and by counsel of its own choice.  Neither Party shall have the right to settle any patent infringement litigation under this Section 4.5 relating to the Licensed Patents in a manner that admits liability on the part of, or diminishes the rights or interests of, the other Party without the consent of such other Party (which shall not be unreasonably withheld, conditioned, or delayed).

4.6Cooperation of the Parties.  Each Party agrees to cooperate fully in the preparation, filing, and prosecution of any Licensed Patents under this Agreement, and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Licensed Patent being developed or commercialized in the Field by Company, its Affiliates or sublicensees.  Such cooperation includes, but is not limited to, promptly informing the other Party of any material matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any Licensed Patents.

4.7Third Party Rights. With respect to the Licensed Patents subject to the DEI Agreement, the Parties acknowledge and agree that any rights and obligations of a Party under this Article 4 with respect to such Licensed Patents are subject to the terms and conditions of the DEI Agreement, as applicable.

5.	CONFIDENTIALITY

5.1Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that each Party (the “Receiving Party”) will maintain in confidence all Confidential Information disclosed or developed by or on behalf of the other Party (the “Disclosing Party”) under or in connection with this Agreement.  The Receiving Party may use the Confidential Information of the Disclosing Party only to the extent required to accomplish the purposes of this Agreement.  The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Disclosing Party’s Confidential Information, but, without limiting the foregoing, in any case, not less than reasonable care.  Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.  Breach of the confidentiality and use restrictions set forth in this Section 5.1 by either

8.

Exhibit 10.3

Party’s Affiliates, sublicensees, employees, consultants, agents, and/or representatives shall be deemed a breach by such Party.

5.2Exceptions.  The confidentiality obligations and use restrictions contained in Section 5.1 will not apply to the extent that it can be established by the Receiving Party by competent proof that such Confidential Information:

(a)was already legally known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)is independently discovered or developed by an employee, agent, or representative of the Receiving Party who does not have access to the Confidential Information of the Disclosing Party; or

(e)was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

5.3Authorized Disclosure.  Each Party may disclose the Confidential Information to the extent such disclosure is reasonably necessary in the following instances:

(a)filing, prosecuting or maintaining the Licensed Patents in accordance with this Agreement;

(b)in the case of Company, practicing the license granted hereunder in accordance with the terms and conditions of this Agreement or preparing and submitting regulatory filings with respect to any Product in the Field;

(c)prosecuting or defending litigation as set forth herein or complying with applicable court orders or governmental regulations; or

(d)disclosure to Affiliates, sublicensees, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, sublicensee, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5; or

(e)as reasonably required under applicable law.

9.

Exhibit 10.3

Notwithstanding the foregoing, in the event either Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 5.3(a)-(c) or (e), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information, as applicable, at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts.  In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.  Each Party will consult with the other on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by law.

5.4Survival.  The confidentiality obligations set forth in this Article 5 shall survive until the five (5) year anniversary of the expiration or termination of this Agreement; provided, however, to the extent that any Confidential Information constitutes a trade secret under applicable law and is identified as such to the Receiving Party at the time of disclosure, the confidentiality obligations under this Agreement shall continue for so long as such Confidential Information continues to constitute a trade secret under applicable law.  This Agreement is intended to be in addition to, and not in lieu of, common law or statutory protections provided for trade secrets.

6.	REPRESENTATIONS AND WARRANTIES; COVENANTS

6.1Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party that: (a) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (c) the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2Covenants.

(a)Company shall not, during the Term, engage in any Excluded Activities.

(b)During the Term, (i) Licensor shall remain in compliance with all terms and conditions of the DEI Agreement, and shall provide Company with prompt written notice of its receipt of any written notice that alleges that Licensor has breached its obligations thereunder; and (ii) Licensor shall not amend or terminate the DEI Agreement without the prior written consent of Company.

6.3EXCEPT AS SET FORTH IN SECTION 6.1, NO REPRESENTATION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF LICENSOR OR ITS AFFILIATES WITH RESPECT TO THE LICENSED TECHNOLOGY OR IN CONNECTION WITH THIS AGREEMENT, AND LICENSOR DISCLAIMS ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, ENFORCEABILITY OR NON-INFRINGEMENT. LICENSOR MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR

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Exhibit 10.3

IMPLIED, THAT ANY DEVELOPMENT, MANUFACTURING OR COMMERCIALIZATION EFFORTS FOR ANY PRODUCT IN THE FIELD WILL BE SUCCESSFUL.

7.	TERM; TERMINATION

7.1Term.  The term of this Agreement will commence as of the Effective Date of this Agreement and shall continue, unless sooner terminated as provided hereunder, until the expiration or invalidation of the last Valid Claim of the Licensed Patents anywhere in the world (the “Term”).

7.2Termination by Company.  Company shall have the right to terminate this Agreement for any reason or for no reason upon sixty (60) days’ written notice to Licensor.

7.3Termination for Cause.  Each Party shall have the right to terminate this Agreement upon sixty (60) days’ written notice to the other (i) upon or after bankruptcy, insolvency, or dissolution of the other Party (other than a dissolution for the purpose of reconstruction or amalgamation), or (ii) if the other Party is in material breach of this Agreement, and such breach is not cured within thirty (30) days after receipt of written notice of such breach from the non-breaching Party, provided, however, that such thirty (30) day period shall be automatically extended so long as the breaching Party is diligently working to cure such breach.

7.4Effect of Termination or Expiration; Surviving Obligations.

(a)Upon expiration of this Agreement in accordance with Section 7.1: (i) the license granted by Licensor to Company in Section 2.1 shall, with respect to the Licensed Know-How, remain in effect and become perpetual; and (ii) all other rights and obligations of the Parties under this Agreement shall terminate, except as set forth in Section 7.4(d).

(b)In the event (i) Company terminates this Agreement in accordance with Section 7.2, or (ii) Licensor terminates this Agreement in accordance with Section 7.3, then, in either case, (A) the license granted by Licensor to Company in Section 2.1 shall terminate and be of no further force and effect, and (B) all other rights and obligations of the Parties under this Agreement shall terminate, except as set forth in Section 7.4(d).

(c)In the event that the license granted to Company under Section 2.1 is terminated in accordance with Section 7.3, with respect to any existing sublicenses granted by Company for which the sublicensee is not then in default of its sublicense agreement and upon the written request of such sublicensee, (i) Licensor agrees to grant such sublicensee a direct license of a scope, and on terms consistent with, such sublicense, and (ii) Licensor shall not have any obligations under such direct license agreement that are greater than or inconsistent with the obligations of Licensor under this Agreement.  A sublicense shall remain in effect in accordance with its terms for a period of sixty (60) days after such termination in order for Licensor to grant a direct license to such sublicensee in accordance with the foregoing.  For clarity, in the event Company terminates this Agreement in accordance with Section 7.2, all sublicenses granted by Company shall terminate upon the effective date of termination of this Agreement.

(d)Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Except as expressly set forth elsewhere in this Agreement, the obligations and the rights of the Parties under Sections 2.1 (solely

11.

Exhibit 10.3

to the extent set forth in Sections 7.4(a) and 7.5), 4.1, 4.5, 5 (to the extent set forth therein), 7, and 8 shall survive expiration or termination of this Agreement.

7.5Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Licensor are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that Company, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor under the U.S. Bankruptcy Code, Company will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Licensor upon written request therefor by Company.

7.6Remedies.  In the event of any breach of any provision of this Agreement, each Party shall have all rights and remedies at law or in equity to enforce this Agreement.

7.7Limitation of Liability.  NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

8.	MISCELLANEOUS PROVISIONS

8.1Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.

8.2Further Assurances.  From time to time, as and when reasonably requested by the other Party, each Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including as set forth in Section 6.4 of the Separation Agreement.  In addition, if, following the Effective Date, Licensor or Company identifies any intellectual property right that was mistakenly not identified as Licensed Technology as of the Effective Date, each Party shall promptly notify the other, and such intellectual property right shall be deemed Licensed Technology if mutually and reasonably agreed to by the Parties.

8.3Entire Agreement; Modification.  This Agreement (including the Exhibits hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein.  No rights or licenses with respect to any intellectual property of either Party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted

12.

Exhibit 10.3

in this Agreement.  No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement.  This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like.  This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

8.4Relationship Between the Parties.  The Parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

8.5Non-Waiver.  The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

8.6Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with (a) an assignment or conveyance to an Affiliate, or (b) a Change of Control, provided that such Affiliate and/or acquiring party(ies) agrees in writing to be bound by the provisions of this Agreement.  The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.  Any assignment not in accordance with this Agreement shall be void.

8.7No Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

8.8Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

8.9Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, which such address may be modified by providing prior written notice to the other Party.  Notice shall be deemed sufficiently given for all purposes upon the earlier of:  (a) the date of actual delivery; (b) if mailed, three calendar days after the date of

13.

Exhibit 10.3

postmark; or (c) if delivered by overnight courier, the next Business Day the overnight courier regularly makes deliveries.

If to Company, notices must be addressed to:

Attention:
Telephone:
Facsimile:

If to Licensor, notices must be addressed to:

Attention:
Telephone:
Facsimile:

8.10Force Majeure.  Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including, but not limited to, Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.  In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

8.11Headings.  The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting or used in the interpretation of this Agreement.

8.12Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

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14.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, including the Exhibit attached hereto and incorporated herein by reference.

Second Sight Medical Products Inc.[Subsidiary]

By:By:

Name:Name:

Title:Title:

[Signature Page to Exclusive License Agreement]